Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction
Ambarella Corporation	Delaware
Ambarella International Limited	Hong Kong
Ambarella Japan KK	Japan
Ambarella Limited	Hong Kong
Ambarella Shanghai Co., Ltd.	China
Ambarella Taiwan Ltd.	Taiwan
Spondias Corporation	Cayman Islands
VisLab S.r.l.	Italy